EXHIBIT (c)(xvi)

Market Announcement – Chief Executive Leaving At End of 2022

FORWARD-LOOKING STATEMENTS

This exhibit contains forward-looking statements. Statements that are not historical facts, including statements about the Queensland Treasury Corporation’s (the “Corporation” or “QTC”) beliefs and expectations, are forward-looking statements. These statements are based on current plans, budgets, estimates and projections and therefore you should not place undue reliance on them. The words “believe”, “may”, “will”, “should”, “estimate”, “continue”, “anticipate”, “intend”, “expect”, “forecast” and similar words are intended to identify forward-looking statements. Forward-looking statements speak only as of the date they are made, and neither the Corporation nor the State undertake any obligation to update publicly any of them in light of new information or future events.

Forward-looking statements are based on current plans, estimates and projections and, therefore, undue reliance should not be placed on them. Although the Corporation and the State of Queensland (the “State”) believe that the beliefs and expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such beliefs and expectations will prove to have been correct. Forward-looking statements involve inherent risks and uncertainties. We caution you that actual results may differ materially from those contained in any forward-looking statements.

A number of important factors could cause actual results to differ materially from those expressed in any forward-looking statement. Factors that could cause the actual outcomes to differ materially from those expressed or implied in forward-looking statements include:

•	the international and Australian economies, and in particular the rates of growth (or contraction) of the State’s major trading partners;

•	the effects, both internationally and in Australia, of any subsequent economic downturn, as well as the effect of ongoing economic, banking and sovereign debt risk;

•	the effect of natural disasters, epidemics and geopolitical events, such as the novel coronavirus (COVID-19) pandemic and the Russia-Ukraine conflict;

•	increases or decreases in international and Australian domestic interest rates;

•	changes in and increased volatility in currency exchange rates;

•	changes in the State’s domestic consumption;

•	changes in the State’s labor force participation and productivity;

•	downgrades in the credit ratings of the State and Australia;

•	changes in the rate of inflation in the State;

•	changes in environmental and other regulation; and

•	changes in the distribution of revenue from the Commonwealth of Australia Government to the State.

(c)(xvi)-1

13 DECEMBER 2022

MARKET ANNOUCEMENT

Queensland Treasury Corporation’s Chief Executive, Philip Noble, as announced his intention to leave QTC at the end of the year, after 12 years at its helm.

Mr Noble said it has been a privilege to lead QTC and its multi-billion AUD funding program and balance sheet. “I want to thank the wonderful people who have worked with me over the past 12 years. I am very proud of the organiSation and our achievements that have advanced Queensland’s financial interests. However, it is now time for me to focus on my personal business interests, as I move to the next phase of my career,” Mr Noble said.

QTC Board Chair Damien Frawley thanked Mr Noble for his service and leadership, particularly during challenging market conditions. “Under his leadership, QTC has delivered strong results and enjoyed a high level of engagement with valued stakeholders,” Mr Frawley said. “Philip leaves QTC in a strong position, and we wish him every success in his future endeavours.”

While an executive recruitment process occurs, Mr Neville Ide, a current QTC Board Director, will serve as Interim Chief Executive. The recruitment process is expected to be completed early in the first quarter of 2023.

Mr Ide has more than 40 years’ experience in finance and treasury management, having held executive roles in government, finance and banking sectors, including Queensland Treasury Corporation for 12 years, and as a Group Treasurer at Suncorp Metway Limited.

Mr Frawley said QTC’s established reputation and commitment to protecting and advancing the financial interests of Queensland would continue to be upheld through sound financial stewardship.

“This is an opportunity for new leadership to meet the challenges of these evolving and dynamic times,” Mr Frawley asid. “QTC is an institution with solid foundations and we will stay on course to support the key financial decisions that underpin Queensland’s economic recovery and future growth.”